EXHIBIT 99.1

Riverstone Contact:	Investor Relations:
Roger A. Barnes	Howard Kalt
Riverstone Networks	Kalt Rosen & Co.
1-408-878-6500	1-415-397-2686

FOR IMMEDIATE RELEASE

RIVERSTONE SIGNS PACT TO SELL ENTERPRISE-CLASS TECHNOLOGY TO HP’S

PROCURVE NETWORKING

SANTA CLARA, Calif., June 8, 2004 - Riverstone Networks (Pink Sheets:RSTN - News), a leader in carrier Ethernet routers, has signed an agreement to sell Riverstone’s cutting edge XGS enterprise technology platform and the associated software licenses to the ProCurve Networking Business unit of Hewlett-Packard Company for $28 million. The transaction is part of Riverstone’s previously announced strategic decision to refocus on the service provider market.

Under the terms of the transaction, ProCurve will obtain hardware design and software operating system technology along with all rights and interests needed to develop and manufacture products and solutions based on the XGS technology. Riverstone retains their ownership of the operating system software. Both companies will independently develop the software for their respective products moving forward.

HP plans to use the technology to develop a new class of product designed to complement its ProCurve Adaptive EDGE Architecture. “Enterprise customers turn to us to deliver cost-effective, highly available, high performance networks to support their emerging security, mobility and convergence applications,” said John McHugh, Vice President and General Manager of HP’s ProCurve Networking Business unit. “Our upcoming ProCurve EDGE Fabric will incorporate the technology acquired from Riverstone to interconnect intelligent edge devices, enhancing our Adaptive EDGE Architecture.”

“This agreement is a further testament to the quality of Riverstone’s technology leadership,” said Oscar Rodriguez, CEO, Riverstone Networks. “We are proud to see our technology being leveraged by a company with such a strong brand in the enterprise market. At the same time, we will be able to use the substantial proceeds on the sale of this asset to continue our investments in the products and features that our Tier 1 carrier customers require.”

The XGS technology was introduced by Riverstone in April 2003 as part of the company’s exploration of markets outside its traditional carrier customer base. The XGS platform was the industry’s first to provide true wire speed 10-gigabit performance. However, the rollout of the enterprise product line was suspended in the late summer of 2003 as a result of Riverstone’s strategic refocusing on the service provider market. The Riverstone 15008 Ethernet Edge Router announced on June 1, 2004 remains the focus of the company’s carrier Ethernet product strategy for the future.

Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier-class solutions for next generation metro Ethernet networks. Riverstone’s metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers’ networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments.

Except for the historical information contained herein, the matters set forth in this press release, including without limitation statements as to the availability of the Riverstone 15008 and the ability of the carriers to generate revenue using Riverstone product, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the inability of the Company to release new products on schedule due to unknown and unforeseen product problems, market acceptance of the product and market demand for metro-area networks based upon Ethernet technology, as well as the risks detailed from time to time in Riverstone Networks’ SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and subsequent reports on Forms 8-K and 8-K/A. The company assumes no obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.